Exhibit 4(x)
                              TNP ENTERPRISES, INC.

                           DIRECT STOCK PURCHASE PLAN

     TNP Enterprises, Inc., a Texas corporation (the "Corporation"), hereby amends and restates its Dividend Reinvestment and Stock Purchase Plan, as amended and restated effective December ____, 1996 (the "DRIP"), in its entirety to establish the following Direct Stock Purchase Plan of TNP Enterprises, Inc. (the "Plan"):

     The DRIP has been in existence since October 1984; and

     The Corporation desires to amend and restate the DRIP to include other stock purchase opportunities and services in an effort to enhance its attractiveness to investors in all classes of the Corporation's common stock, no par value ("Common Stock"); and

     The purpose of the Plan is to provide interested investors and holders of Common Stock a convenient, economical means of increasing their investment in the Corporation through (i) regular investment of cash dividends paid, (ii) optional cash investments and/or (iii) initial cash investments in shares of Common Stock.

                                    ARTICLE I
                                   Definitions

     The terms defined in this Article I shall, for all purposes of this Plan, have the following respective meanings:

     Account: The term "Account" shall mean, as to any Participant, the account maintained by the Administrator evidencing (i) the shares (and/or fractional shares) of Common Stock (a) purchased through the Plan and/or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof, and credited to such Participant and (ii) cash held in the Plan pending investment in Common Stock for such Participant.

     Account Shares: The term "Account Shares" shall mean all shares (and/or fractional shares) of Common Stock credited to the Account of a Participant by the Administrator, which shall include shares deposited into the Plan pursuant to Section 4.1 hereof.

     Administrator: The term "Administrator" shall mean the individual (who may be an Employee of the Corporation), bank, trust company or other entity (including the Corporation) appointed from time to time by the Corporation to act as Administrator hereunder.

     Common Stock: The term "Common Stock" shall mean the common stock, no par value, of the Corporation.

     Corporation: The term "Corporation" shall mean TNP Enterprises, Inc.

     Corporation Share Purchase Price: The term "Corporation Share Purchase Price," when used with respect to newly issued shares of Common Stock, shall mean the average of the closing prices, computed to four decimal places, of the Common Stock as reported on the NYSE as published in The Wall Street Journal for the last five Trading Days preceding the Investment Date. If no trading is reported for the Trading Day, the Corporation may determine the Corporation Share Purchase Price on the basis of the market quotations it deems appropriate.

     Direct Deposit Authorization Form: The term "Direct Deposit Authorization Form" shall mean the documentation that the Administrator shall require to forward non-reinvested Dividends to the Participant's predesignated bank, savings or credit union account pursuant to Section 6.7 hereof.

     Dividend:  The term  "Dividend"  shall mean cash  dividends  paid on Common
Stock.

     Dividend Payment Date: The term "Dividend Payment Date" shall mean a date on which a cash dividend on shares of Common Stock is paid.

     DRIP: The term "DRIP" shall mean the Dividend Reinvestment and Stock Purchase Plan of TNP Enterprises, Inc.

     Employee: The term "Employee" shall mean all employees (including part-time employees but excluding temporary and contract employees) of the Corporation and its subsidiaries.

     Enrollment Form: The term "Enrollment Form" shall mean the documentation that the Administrator (i) shall require to be completed and received prior to an investor's enrollment in the Plan pursuant to Section 2.2 or 2.3 hereof, a Participant's changing his options under the Plan pursuant to Section 6.1 hereof, or a Participant's depositing shares of Common Stock into the Plan pursuant to Section 4.1 hereof and (ii) may require to be completed and received prior to an optional cash investment pursuant to Section 2.4 hereof.

     Exchange Act: The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     Foreign Person: The term "Foreign Person" shall mean a Person that is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories and possessions.

     Independent Agent: The term "Independent Agent" shall mean an agent independent of the Corporation who satisfies applicable legal requirements
(including, without limitation, the requirements of Rule 10b-6 and Rule 10b-18 promulgated under the Exchange Act) and who has been selected by the
Corporation, pursuant to Section 9.6 hereof, to serve as an Independent Agent for purposes of making open market purchases and sales of Common Stock under the Plan.

     Investments: The term "Investments" shall mean initial payments or optional payments to purchase Common Stock through the Plan. (These can be automatic deductions from bank accounts, personal checks, money orders, other forms of U.S. funds payable to the Direct Stock Purchase Plan of TNP Enterprises, Inc., and, with respect to Employees of the Corporation who are Participants in the Plan, payroll deductions.)

     Investment Date: The term "Investment Date" shall mean, generally, the fifteenth day of the month, or if a weekend day or holiday, the next business day after the fifteenth of the month. During months in which Dividends are paid, the Investment Date shall be the Dividend Payment Date or as soon as practicable thereafter. If Common Stock is purchased on the open market, and if, in the discretion of the Independent Agent, it is not practicable to make all the investments on the fifteenth of the month, the Common Stock shall be purchased as soon as practicable thereafter in accordance with applicable securities laws and regulations or rules of the NYSE. The Administrator may change the frequency of Investment Dates, whereupon a notice that describes any such changes shall be sent to the Participants.

     Market Share Purchase Price: The term "Market Share Purchase Price," when used with respect to shares of Common Stock purchased in the open market, shall mean the weighted average purchase price per share of the aggregate number of shares of each class purchased in the open market for an Investment Date. The Corporation shall pay the costs of any brokerage commissions and related fees incurred for the purchase of Common Stock; however, the Participant shall be responsible for all applicable taxes.

     Market Share Sales Price: The term "Market Share Sales Price," when used with respect to shares of Common Stock sold under the Plan, shall mean the weighted average sales price per share (less brokerage fees and commissions, any related service charges and applicable taxes) of the aggregate number of shares of Common Stock sold in the open market for the relevant period.

     Maximum Amount: The term "Maximum Amount" shall mean $100,000 per calendar year.

     NYSE: The term "NYSE" shall mean the New York Stock Exchange.

     Participant: The term "Participant" shall mean a participant in the Plan.

     Person:   The  term  "Person"  shall  mean  any  individual,   corporation,
partnership, limited liability company, joint venture, association, joint-stock company, trust, estate or unincorporated organization.

     Plan: The term "Plan" shall mean the Direct Stock Purchase Plan.

     Statement of Account: The term "Statement of Account" shall mean a written statement prepared by the Administrator and sent to each Participant which reflects (i) current transactions completed under the Plan, (ii) the number of Account Shares credited to such Participant's Account at the date of such statement, (iii) the amount of cash, if any, credited to such Participant's Account pending investment at the date of such statement and (iv) such additional information regarding such Participant's Account as the Administrator may determine to be pertinent to the Participant.

     Termination Date. The term "Termination Date" shall mean the date the Administrator receives a Transaction Request Form that indicates a Participant's desire to terminate his participation in the Plan.

     Trading Day: The term "Trading Day" shall mean any day on which trades are reported on the NYSE.

     Transaction Request Form: The term "Transaction Request Form" shall mean the documentation that the Administrator shall require to be completed and received prior to a Participant's (i) sale of Account Shares pursuant to Section
5.1 hereof, (ii) gift or transfer of Account Shares pursuant to Section 5.2 hereof, (iii) withdrawal of whole Account Shares pursuant to Section 6.2 hereof (unless such Participant shall be the record holder of such Account Shares after withdrawal) and (iv) termination of participation in the Plan pursuant to
Section 6.3 hereof.

     A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

                                   ARTICLE II
                                  Participation

     Section 2.1. Participation. Any Person, whether or not a record holder of Common Stock, may elect to participate in the Plan; provided, however, that if such Person is a Foreign Person, he must provide evidence satisfactory to the Administrator that his participation in the Plan would not violate local laws applicable to the Corporation, the Plan or such Foreign Person.

     After receiving a Prospectus, a Person may elect to participate in the Plan by completing and returning to the Administrator an Enrollment Form and doing at least one of the following: (i) electing to have Dividends on Common Stock of which such Person is the record holder invested in Common Stock pursuant to
Section 2.2 hereof; (ii) depositing certificates representing Common Stock of which such person is the record holder into the Plan pursuant to Section 4.1 hereof or (iii) making an initial Investment pursuant to Section 2.3 hereof. A Person shall become a "Participant" once the Administrator receives and accepts a properly completed Enrollment Form and other necessary investments, fees and/or documents, as long as such Person has not revoked such election. A Participant may elect to participate in any or all of the forms of investment provided in Sections 2.2 through 2.4 hereof and to utilize the Plan's safekeeping services provided in Section 4.1 hereof by submitting an Enrollment Form designating such election to the Administrator; provided, however, that a Participant may elect to make optional Investments pursuant to Section 2.4 hereof by submitting to the Administrator a completed optional Investment stub attached to a Statement of Account in lieu of an Enrollment Form.

     Beneficial owners of Common Stock should either (i) transfer record ownership of the Common Stock into their own name and deposit the Common Stock into the Plan for safekeeping pursuant to Section 4.1 hereof and/or elect to reinvest Dividends pursuant to Section 2.2 hereof or (ii) make arrangements with the record owner of the Common Stock for the terms on which the Dividends can be reinvested in Common Stock.

     Notwithstanding the foregoing, each participant in the DRIP on the date hereof is automatically a Participant without submitting a new Enrollment Form; provided, however, that any such Participant who wishes to change his current participation in any way must submit a written request or call the
Administrator. Partial reinvestment of Dividends shall not be available under the Plan. The Administrator shall reinvest all Dividends paid to DRIP participants whose Dividends were partially reinvested, unless the DRIP participants notify the Administrator that they desire to receive their Dividend payments in cash. A DRIP participant shall submit a written request or call the Administrator if he or she desires to receive a Dividend payment in cash rather than having the Dividends reinvested.

     Section 2.2. Dividend Reinvestment. A Participant may elect on the Enrollment Form to reinvest Dividends paid on (i) Common Stock purchased through the Plan and credited to his Account and (ii) Common Stock deposited into the Plan for safekeeping pursuant to Section 4.1, in lieu of receiving such Dividends directly. If a Participant does not make an election, such Dividends shall be reinvested. Once a Participant elects reinvestment, Dividends shall be reinvested in Common Stock. The amount reinvested shall be reduced by any amount that is required to be withheld under any applicable tax or other statutes.

     Dividends not designated for reinvestment and not directly deposited pursuant to Section 6.7 hereof shall be paid by check on the Dividend Payment Date.

     Section 2.3. Initial Investment. (i) A Person not already a Participant and not already an owner of Common Stock may become a Participant by making an initial Investment of at least $100 to be invested in Common Stock pursuant to
Section 3.4 hereof; provided, however, that payment for such initial Investment must be accompanied by a completed Enrollment Form and a $5.00 account set-up fee. (ii) A Person not already a Participant but who is a record owner of Common Stock may become a Participant by completing an Enrollment Form and making an initial investment of at least $25.

     An Employee not already a Participant may become a Participant by (i) submitting an Employee Enrollment Form and an initial cash investment of at least $25 to the Administrator or (ii) submitting to the Corporation Payroll Office an Employee Enrollment Form and a completed Payroll Deduction Form authorizing the Corporation to make payroll deductions of not less than $6.25 per period for Employees paid weekly and not less than $12.50 per pay period for Employees paid biweekly. No set-up fee shall be required for Employees. The Corporation Payroll Office shall forward the Employee Enrollment Form to the Administrator. The Corporation shall pay no interest on any optional investments or payroll deduction amounts held prior to investment. An Employee may cancel the payroll deduction at any time and remain in the Plan by notifying the Corporation's payroll administrator.

     Section 2.4. Optional Investments. A Participant may elect to make cash payments at any time or from time to time, to the Plan for investment in Common Stock pursuant to Section 3.4 hereof or by employee payroll deductions; provided, however, that any Participant who elects to make optional Investments pursuant to this Section 2.4 must invest at least $25 for any single investment and may not invest more than the Maximum Amount. For purposes of determining whether the Maximum Amount has been reached, initial Investments shall be counted as optional Investments. Participants desiring to have optional investments deducted from their bank account on a regular basis should complete an Automatic Monthly Deduction Form.

     Employee Participants may make optional investments when enrolling or at any other time in the same manner as other Participants.

     Investments may be made by personal check or money order drawn on a U.S. bank, in U.S. currency, payable to the Bank of New York-TNP Enterprises, Inc. Direct Stock Purchase Plan. Third party checks shall not be accepted and shall be returned to sender. Cash shall not be accepted.

     Section 2.5. Purchasing Gift Shares for Others. Participants can purchase Common Stock for others. If the recipient is not a record owner of Common Stock, an initial investment of at least $100, the payment of an account set-up fee of $5.00 and a completed Enrollment Form in the name of the recipient are required to establish an account in the recipient's name. If the recipient is already a record owner of Common Stock or a Participant, an investment of at least $25 may be gifted, and no account set-up fee shall be required. The gifted shares shall be handled pursuant to Section 5.2.

                                   ARTICLE III
                    Dividend Reinvestment and Stock Purchase

     Section 3.1. Dividend Reinvestment. Dividends as to which reinvestment has been elected by a Participant shall be paid to the Administrator or its nominee on behalf of such Participant. Dividends shall be reinvested, at the Corporation's election, in either (i) newly issued shares of Common Stock purchased from the Corporation, or (ii) shares of Common Stock purchased in the open market.

     Section 3.2. Dividend Reinvestment in Newly Issued Shares. Dividend reinvestment in newly issued shares of Common Stock shall be governed by this
Section 3.2. On an Investment Date with respect to which the Corporation elects to issue new shares to the Plan in order to effect the reinvestment of Dividends, the Corporation shall issue to the Administrator upon the Corporation's receipt of the funds described in (a) below, for crediting by the Administrator to the Account of a Participant, a number of shares (and/or fractional shares rounded to four decimal places) of Common Stock equal to (a) the amount of any Dividends paid to the Administrator on behalf of such Participant since the preceding Investment Date plus the amount of any Dividends paid to the Administrator on behalf of such Participant on such Investment Date, reduced by any amount required to be withheld under any applicable tax or other statutes, divided by (b) the Corporation Share Purchase Price with respect to the Investment Date. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for such Participants.

     Dividends not invested in Common Stock within 30 days of receipt shall be returned to the Participant. No interest shall be paid on Dividends held pending reinvestment pursuant to this Section 3.2.

     Section 3.3. Dividend Reinvestment in Shares Purchased in the Open Market. Dividend reinvestment in shares of Common Stock purchased in the open market shall be governed by this Section 3.3. On an Investment Date with respect to which the Corporation elects to effect reinvestment of Dividends in shares of Common Stock purchased in the open market, the Administrator shall (if it is an Independent Agent), or shall cause an Independent Agent to, apply the amount of any Dividends paid to the Administrator on behalf of the Participants since the preceding Investment Date plus the amount of any Dividends paid to the Administrator on behalf of the Participants on such Investment Date, reduced by any amount required to be withheld under any applicable tax or other statutes, to the purchase of shares of Common Stock in the open market.

     Purchases in the open market  pursuant to this  Section 3.3 and  Subsection
3.4.2 hereof may be, but are not required to be, made on the applicable Investment Date and should be completed as soon as practicable thereafter, or at a later date as necessary or advisable under applicable law, including without limitation any federal securities laws. Open market purchases pursuant to this
Section 3.3 and Subsection 3.4.2 hereof may be made on any securities exchange on which the Common Stock is traded, in the over-the-counter market or by negotiated transactions, and may be upon such terms and subject to such conditions with respect to price and delivery to which the Independent Agent (including the Administrator if it is also an Independent Agent) may agree.

     With regard to open market purchases of shares of Common Stock pursuant to this Section 3.3 and Subsection 3.4.2 hereof, none of the Corporation, the Administrator (if it is not also serving as the Independent Agent) or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be purchased, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) or the selection of the broker or dealer (other than the Independent Agent) through or from whom purchases may be made, except that the timing of such purchases must be made in accordance with the terms and conditions of the Plan. For the purpose of making, or causing to be made, purchases of shares of Common Stock pursuant to this
Section 3.3 and Subsection 3.4.2 hereof, and sales of Account Shares pursuant to
Section 5.1 hereof, the Independent Agent shall be entitled to commingle each Participant's funds with those of all other Participants for the purpose of executing purchase and sale transactions but shall not offset purchases against sales.

     The number of shares (and/or fractional shares rounded to four decimal places) of Common Stock that shall be credited to a Participant's Account with respect to an Investment Date to which this Section 3.3 applies shall be equal to (a) (i) the amount of any Dividends paid to the Administrator on behalf of such Participant since the preceding Investment Date plus (ii) the amount of any Dividends paid to the Administrator on behalf of such Participant on such Investment Date less (iii) any amount required to be withheld under any applicable tax or other statutes and less (iv) any Dividends to be returned to such Participant pursuant to this Section 3.3 divided by (b) the Market Share Purchase Price with respect to such Investment Date. Such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants.

     Dividends not invested in Common Stock within 30 days of receipt shall be returned to the Participant. No interest shall be paid on Dividends held pending reinvestment pursuant to this Section 3.3.

     Section 3.4. Optional and Initial Investments. Any optional and initial Investments received by the Administrator from a Participant at least one business day prior to an Investment Date shall be invested, beginning on such Investment Date, in either (i) newly issued shares of Common Stock in the manner provided in Subsection 3.4.1 hereof, or (ii) Common Stock purchased in the open market in the manner provided in Subsection 3.4.2 hereof. The Corporation shall select the source of Common Stock. Optional and initial Investments not received by the Administrator by the business day prior to an Investment Date need not be invested on such Investment Date; provided, however, that any such optional and initial Investments not invested on such Investment Date shall be invested beginning on the next succeeding Investment Date.

     Pending purchase of Common Stock pursuant to the Plan, funds for optional and initial investments shall be credited to a Participant's Account and held in a bank account that shall be separate from any other funds or monies of the Corporation. Optional and initial Investments not invested in Common Stock within 35 days of receipt shall be promptly returned to the Participant. All funds are subject to collection by the Administrator in U.S. dollars. The Participant or interested investor may choose and shall bear the risk of the method of delivery of any. Funds shall be deemed received when actually received by the Administrator. No interest shall be paid on optional and initial Investments held pending investment pursuant to this Section 3.4.

     Subsection 3.4.1 Newly Issued Shares. On an Investment Date with respect to which the Corporation elects to issue new shares of Common Stock to the Plan in order to effect the investment of optional and initial Investments, the Corporation shall issue to the Administrator upon the Corporation's receipt of the funds described in (a) below, for crediting by the Administrator to the Account of a Participant, a number of shares (and/or fractional shares rounded to four decimal places) of Common Stock equal to (a) the amount of any optional and/or initial Investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amounts received from such Participant on the business day of such Investment Date but including any amounts received from such Participant on the preceding Investment Date that were not invested on the preceding Investment Date as set forth in Section 3.4 hereof) divided by (b) the Corporation Share Purchase Price with respect to the Investment Date. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for the Participants.

     Subsection 3.4.2 Shares Purchased in the Open Market. On an Investment Date with respect to which the Corporation elects to effect the investment of optional and initial Investment in shares of Common Stock purchased in the open market, the Administrator shall (if it is an Independent Agent), or shall cause an Independent Agent to, purchase for crediting by the Administrator to the Account of a Participant a number of shares (and/or fractional shares rounded to four decimal places) of Common Stock in the open market equal to (a) (i) the amount of any optional and/or initial Investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amounts received from such Participant on the business day of such Investment Date but including any amounts received from such Participant on the preceding Investment Date as set forth in Section 3.4 hereof) less (ii) any optional and/or initial Investments to be returned to such Participant pursuant to Section 3.3 hereof divided by (b) the Market Share Purchase Price with respect to such Investment Date. Such purchases shall be made in the manner set forth in Section 3.3 hereof. Such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants.

     Subsection 3.4.3 Request to Stop Investment. If a written request to stop an optional or initial Investment is received by the Administrator from a Participant no later than three business days prior to the applicable Investment Date, any optional or initial Investments from such Participant then held by the Administrator shall not be used to purchase Common Stock and shall be returned to such Participant. Refunds of funds submitted by check or money order shall not be made until the Administrator has actually collected funds from the instruments. If the Administrator does not receive the request to stop investment by three business days prior to the Investment Date, the Administrator shall invest any funds then held in Common Stock on the Investment Date.

                                   ARTICLE IV
                 Safekeeping Services for Deposited Common Stock

     Section 4.1. Deposited Common Stock. A Participant may elect to have certificates representing shares of Common Stock of which the Participant is the record holder deposited into the Plan by completing an Enrollment Form or Transaction Request Form and delivering such certificates and Form to the Administrator. Shares of Common Stock so deposited shall be transferred into the name of the Administrator or its nominee, as custodian, and credited to the depositing Participant's Account. Dividends paid on Account Shares deposited pursuant to this Section 4.1 may be reinvested in accordance with the Participant's reinvestment election designated on the Participant's Enrollment Form. A Participant can select the safekeeping service without participating in any other feature of the Plan.

     Section 4.2. Withdrawal of Common Stock Deposited Pursuant to Section 4.1. Shares of Common Stock deposited pursuant to Section 4.1 hereof may be withdrawn from the Plan pursuant to Section 6.2 hereof.

                                    ARTICLE V
           Sale of Account Shares; Gift or Transfer of Account Shares

     Section 5.1. Sale of Account Shares. A Participant may request, at any time, that all or a portion of his whole Account Shares be sold by delivering to the Administrator a completed Transaction Request Form to that effect or by calling the Administrator. The Administrator (if it is not also an Independent Agent) shall forward such sale instructions to the Independent Agent who shall sell the Account Shares at least once per week or more frequently, if volume requires. The Independent Agent shall make such sales as soon as practicable (in accordance with stock transfer requirements and federal and state securities laws) after processing such sale instructions. As soon as practicable following the receipt of proceeds from such sale, the Administrator shall mail by First Class Mail to such Participant at his address of record a check in an amount equal to (a) the Market Share Sales Price multiplied by (b) the number of his Account Shares sold.

     If instructions for the sale of shares of Common Stock on which Dividends are not being reinvested are received by the Administrator on or after the record date relating to a Dividend Payment Date but before the Dividend Payment Date, the sale shall be processed as described above and a separate check for the Dividends shall be mailed to the Participant following the Dividend Payment Date or shall be directly deposited into the Participant's designated direct deposit account pursuant to Section 6.7 hereof. If instructions for the sale of shares of Common Stock on which Dividends are being reinvested are received by the Administrator on or after the record date relating to a Dividend Payment Date but before the Investment Date, and (i) if the Participants' sale instructions cover fewer than all of the shares of Common Stock credited to their Accounts, the sale shall be processed as described above in the immediately preceding paragraph, the Dividends shall be invested and the newly purchased shares shall be credited to their Accounts or (ii) if the Participants' sale instructions cover all of the shares of Common Stock credited to their Accounts, the sale instructions shall be processed and a check for the Dividend shall be provided.

     With regard to open market sales of Account Shares pursuant to this Section 5.1, none of the Corporation, the Administrator (if it is not also serving as the Independent Agent) or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be sold, the markets on which such shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions) or the selection of the broker or dealer (other than the Independent Agent) through or from whom sales may be made, except that the timing of such sales must be made in accordance with the terms and conditions of the Plan.

     Section 5.2. Gift or Transfer of Account Shares. A Participant may elect to transfer (whether by gift, private sale or otherwise) ownership of all or a portion of his Account Shares to the Account of another Participant or establish an Account for a Person not already a Participant by delivering to the Administrator a written request and a stock assignment (stock power) signed by the Participant and with a Medallion guarantee of the Participant's signature. The Administrator shall effect the transfer as soon as practicable after it has received the required documentation.

     Account Shares transferred in accordance with the preceding paragraph shall continue to be registered in the name of the Administrator as custodian and shall be credited to the transferee's Account. Dividends shall be reinvested or paid in full in the same manner as the Shares already in the Account unless the Participant otherwise directs the Administrator in writing. If the transferee is not already a Participant, an Account shall be opened in the name of the transferee, and the transferee may make elections with regard to reinvestment of Dividends on the transferred Shares and other services provided by the Plan on the Enrollment Form provided. If no election is made by the transferee, Dividends shall be fully reinvested. The Administrator shall deliver a Statement of Account to such transferee showing the transfer of such Account Shares into his Account. The transferor may request that the Administrator deliver to such transferee a gift certificate. The transferor may request that the Administrator send the gift certificate directly to such transferee or request that the Administrator deliver such gift certificate to the transferor for personal delivery to the transferee. The Administrator shall comply with any such request of a transferor relating to Statements of Account and/or gift certificates as soon as practicable following receipt of such request.

     If a request for transfer with regard to shares of Common Stock credited to a Participant's Account on which Dividends are not being reinvested is received on or after the record date relating to a Dividend Payment Date but before the Dividend Payment Date, the transfer shall be processed as described above, and a separate check for the Dividend shall be mailed to the transferor following the Dividend Payment Date or shall be directly deposited into the transferor's designated direct deposit account, pursuant to Section 6.7 hereof. If a completed request for transfer with regard to shares of Common Stock credited to a Participant's Account on which Dividends are being reinvested is received by the Administrator on or after the record date relating to the Dividend Payment Date but before the Investment Date, the Dividends shall be invested in Common Stock through the Plan, and (i) if the Participant's transfer instructions cover fewer than all of the shares of Common Stock credited to his Account, the transfer shall be processed as described above in the immediately preceding paragraph and the newly purchased shares of Common Stock shall be credited to the transferor's Account or (ii) if the Participant's transfer instructions cover all of the shares of Common Stock credited to his Account, the transfer instructions shall be processed following the Investment Date, and the Common Stock purchased with the reinvested Dividends shall be transferred along with the other Account Shares in accordance with the Participant's instructions.

         A Participant wishing to transfer all or any part of his Account Shares to a brokerage account may do so by delivering to the Administrator a written request and a stock assignment (stock power) signed by the Participant and with a Medallion guarantee of the Participant's signature, acceptable to the Administrator. The written request must specify the whole number of Account Shares (if less than all his Account Shares) to be transferred and the name and address of the brokerage firm to which the Account Shares are to be transferred. The transfer shall be handled pursuant to Section 6.2 hereof.

                                   ARTICLE VI
                              Treatment of Accounts

     Section 6.1. Changing Plan Options. A Participant may elect to change his Plan options, including the dividend reinvestment option by delivering to the Administrator a Transaction Request Form or telephone instructions to that effect. To be effective for a Dividend payment, the instructions must be received by the Administrator by the business day prior to the record date relating to such Dividend. If the instructions are not received by the Administrator by the business day prior to the record date relating to such Dividend, such instructions shall not become effective until after the payment date related to such record date. The shares of Common Stock purchased from the reinvestment of such Dividend shall be credited to the Participant's Account. After the Administrator's receipt of effective option changing instructions, Dividends as to which the reinvestment election has been revoked shall be paid in cash or by direct deposit to the Participant's designated direct deposit account, if such Participant has elected the direct deposit option pursuant to
Section 6.7 hereof.

     Section 6.2. Right of Withdrawal. A Participant may, at any time or from time to time, withdraw from the Plan all or any part (other than fractions) of his Account Shares by delivering to the Administrator transfer instructions (by using the Transaction Request Form attached to the Statement of Account and transaction advices) and, if the Participant shall not be the record holder of the Account Shares after withdrawal, a properly completed stock assignment (stock power form) signed by the Participant with a Medallion guarantee of the Participant's signature. If the Account Shares are not being transferred to another person, the Participant may also give the instructions by telephone. Subject to the limitations described in the immediately following paragraph, on the Administrator's receipt of proper documentation, the Administrator shall mail by First Class Mail to the Participant at his address of record, or to the address of any Person that the Participant designated, certificates representing such designated Account Shares.

     If a request for withdrawal with regard to shares of Common Stock credited to a Participant's Account on which Dividends are not being reinvested is received on or after the record date relating to a Dividend Payment Date but before the Dividend Payment Date, the withdrawal shall be processed as described above, and the Dividends shall be paid to the Participant in the usual manner following the Dividend Payment Date. If a request a request to withdraw shares of Common Stock credited to a Participant's Account on which Dividends are being reinvested is received by the Administrator on or after the record date relating to the Dividend Payment Date but before the Investment Date, and (i) if the Participant's withdrawal instructions cover fewer than all of the shares of Common Stock credited to his Account, the withdrawal shall be processed as described above in the immediately preceding paragraph, the Dividends shall be invested in Common Stock through the Plan, and the newly purchased shares of Common Stock credited to his Account or (ii) if the Participant's withdrawal instructions cover all of the shares of Common Stock credited to his Account, the withdrawal instructions shall be processed and checks for the Dividends and for the sale of any fractional shares shall be provided. Dividends on Common Stock withdrawn shall continue to be reinvested in accordance with the Participant's prior election unless the Participant elects otherwise in writing or by telephone.

     Withdrawal of Account Shares shall not affect reinvestment of Dividends on the shares withdrawn unless (i) the Participant is no longer the record holder of such shares, (ii) the reinvestment is specifically discontinued by the Participant pursuant to Section 6.1 hereof or (iii) the Participant has terminated his participation in the Plan.

     Other than transfers pursuant to Section 5.2 hereof, Account Shares may not be pledged or assigned. A Participant who wishes to pledge or assign such Account Shares must request that they be withdrawn from the Plan pursuant to this Section 6.2.

     Section 6.3. Right of Termination of Participation. If a Participant's Transaction Request Form or telephone notification to Administrator indicates the Participant's desire to terminate his participation in the Plan, the Administrator shall treat such request as a withdrawal of all of such Participant's whole Account Shares as of the Termination Date pursuant to
Section 6.2 hereof. The Administrator, in addition to mailing certificates representing all whole Account Shares, if any, pursuant to Section 6.2 hereof, shall mail by First Class Mail to the Participant at his address of record checks for an amount equal to the sum of (i) the amount of cash credited to such Participant's Account as of the Termination Date pending investment in Common Stock and (ii) the cash value of any fractional shares of Common Stock credited to his Account. Such fractional shares shall be valued at the closing price on the NYSE for the Trading Day immediately preceding the Termination Date.

     In order to withdraw from the Plan, an Employee Participant must (i) call or submit a Transaction Request Form to the Administrator and (ii) submit a written request to the Payroll Department at the Corporation. The Employee's payroll deduction shall be canceled effective with the pay period following receipt of the written request in the Corporation's payroll office. The Employee Participant's account shall be terminated as soon as practicable. If an Employee Participant leaves the Corporation or its subsidiaries, the Employee shall continue to be a Participant unless the Employee notifies the Administrator that the Employee is withdrawing from the Plan.

     Section 6.4. Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities representing stock splits or other noncash distributions on Account Shares shall be credited to such Participant's Account. Stock splits, combinations, recapitalization and similar events affecting the Common Stock shall, as to shares credited to Accounts of Participants, be credited to such Accounts on a pro rata basis.

     In the event of a rights offering, a Participant shall receive rights based upon the total number of whole shares of Common Stock credited to his Account.

     Stock  splits,  stock  dividends,   rights  offerings  and  similar  events
affecting the Common Stock shall commence upon settlement, whether the Common Stock is purchased from the Corporation or any other source.

     Section 6.5. Shareholder Materials; Voting Rights. The Administrator shall send or forward to each Participant all applicable proxy solicitation materials, other shareholder materials or consent solicitation materials. Participants shall have the exclusive right to exercise all voting rights respecting Account Shares credited to their respective Accounts. A Participant may vote the Account Shares credited to their respective Account in person or by proxy. A Participant's proxy card shall represent all Account Shares and shares of Common Stock of which he is the record holder. Account Shares shall not be voted unless a Participant or the proxy votes them.

     Solicitation of the exercise of Participants' voting rights by the management of the Corporation and others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants' tender or exchange offer rights by management of the Corporation and others shall also be permitted. The Administrator shall notify the Participants of each occasion for the exercise of their voting rights or rights with respect to a tender offer or exchange offer within a reasonable time before such rights are to be exercised. Such notification shall include all information distributed to the shareholders of the Corporation by the Corporation regarding the exercise of such rights.

     Voting rights or rights with respect to a tender offer or exchange offer shall commence upon settlement, whether the Common Stock is purchased from the Corporation or any other source.

     Section 6.6. Statements of Account. The Administrator shall send a Statement of Account reflecting (i) current transactions completed under the Plan, (ii) the number of Account Shares credited to such Participant's Account at the date of such statement, (iii) the amount of funds, if any, credited to such Participant's Account pending investment at the date of such statement and
(iv) such additional information regarding such Participant's Account as the Administrator may determine to be pertinent to the Participant. The Administrator shall provide the Statement of Account during the month after which the Participant has (i) made an optional investment; (ii) deposited, transferred, sold or withdrawn Common Stock; or (iii) had Dividends reinvested in Common Stock. After each Plan transaction under the Plan, the Administrator shall promptly deliver a confirmation to such Participant. Notwithstanding the previous sentences in this Section 6.6, the Administrator shall send a Statement of Account at least each quarter.

     Section 6.7. Direct Deposit Option. A Participant who elects not to reinvest Dividends on Account Shares may receive the non-reinvested Dividends by electronic direct deposit to the Participant's bank, savings or credit union account. To receive such direct deposit of funds, a Participant must complete and sign a Direct Deposit Authorization Form and return it to the Administrator. Direct deposit shall become effective as soon as practicable after receipt of a completed Direct Deposit Authorization Form. A Participant may change his designated direct deposit account by delivering written instructions or a completed Direct Deposit Authorization Form to the Administrator. Dividends not designated for reinvestment and not directly deposited pursuant to this Section
6.7 shall be paid by check on the Dividend Payment Date.

                                   ARTICLE VII
                       Certificates and Fractional Shares

     Section 7.1. Certificates. A Participant may, at any time or from time to time, request to receive a certificate for all or a portion of his whole Account Shares and upon such request the Administrator shall promptly mail such certificate (in any event, within ten business days of the receipt of such request) by First Class Mail to such Participant at his address of record; provided, however, that upon the mailing of such certificate the shares of Common Stock represented by such certificate shall no longer be Account Shares but shall remain reinvestment shares of Common Stock (except to the extent such Participant has elected not to have Dividends reinvested in Common Stock).

     Section 7.2. Fractional Shares. Fractional shares of Common Stock shall be credited to Accounts as provided in Article III hereof; provided, however, that no certificate for fractional shares shall be distributed to any Participant at any time; and provided, further, that the Corporation shall issue and sell only whole shares of Common Stock to the Administrator in respect of Dividends reinvested in, and purchases made by the Administrator hereunder of, newly issued shares.

                                  ARTICLE VIII
                               Concerning the Plan

     Section 8.1. Suspension, Modification and Termination. The Corporation may at any time and from time to time, at its sole option, suspend, modify, amend or terminate the Plan, in whole, in part or in respect of Participants in one or more jurisdictions; provided, however, no such amendment shall decrease the Account of any Participant or result in a distribution to the Corporation of any amount credited to the Account of any Participant. Upon complete termination of the Plan, the Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his participation in the Plan pursuant to Section 6.3 hereof, except that any fraction of a share of Common Stock shall be valued as of the trading date immediately preceding the date on which the Plan is terminated. The Administrator shall promptly send each affected Participant notice of such suspension, modification or termination.

     Section 8.2. Rules and Regulations. The Corporation may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan. The Corporation shall have the power and authority to interpret the terms and the provisions of the Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law.

     Section 8.3. Costs. All costs of administration of the Plan shall be paid by the Corporation. Participants shall bear the cost of any brokerage commissions up to a maximum of $0.25 per share, related service charges, including a $5.00 transaction fee and any applicable taxes incurred on all sales of Common Stock made in the open market and, in the case of first time purchases by applicants who are not record or registered holders of Common Stock or Employees, an Account set-up fee of $5.00. There shall be no brokerage commissions or related service charges for Common Stock purchased in the open market or directly from the Corporation. Any applicable taxes incurred in connection with such open market purchase shall be borne by the Participants.

     Section 8.4. Termination of a Participant. If a Participant does not have at least one whole Account Share, the Participant's participation in the Plan may be terminated by the Corporation, in its sole discretion, upon written notice to such Participant by mail at his address of record. Additionally, the Corporation, in its sole discretion, may terminate any Participant's participation in the Plan after written notice mailed in advance to such Participant at his address of record. Upon such termination, the Account of such Participant shall be treated as if he had elected to terminate his participation in the Plan pursuant to Section 6.3 hereof, except that any fraction of a share of Common Stock shall be valued as of the trading date immediately preceding the date on which such Participant's participation is terminated.

                                   ARTICLE IX
                           Administration of the Plan

     Section 9.1. Selection of an Administrator. The Administrator shall be appointed by the Board of Directors of the Corporation. The Administrator's appointment to serve as such may be revoked by the Corporation at any time. The Administrator may resign at any time upon reasonable notice to the Corporation. In the event that no Administrator is appointed, the Corporation shall be deemed to be the Administrator for purposes of the Plan. The Corporation is presently the Administrator.

     Section 9.2. Compensation. The officers of the Corporation shall make such arrangements regarding compensation, reimbursement of expenses and indemnification of the Administrator and any Independent Agent as they from time to time deem reasonable and appropriate.

     Section 9.3. Authority and Duties of Administrator. The Administrator shall have the authority to undertake any act necessary to fulfill its duties as set forth in the various provisions of the Plan. Upon receipt, the Administrator shall deposit all Dividends, optional and initial Investments in a segregated bank account. The Administrator shall maintain appropriate records of the Accounts of Participants.

     Section 9.4. Liability of the Corporation, the Administrator and Any Independent Agent. The Corporation, the Administrator and any Independent Agent shall not be liable for any act done in good faith, or for the good faith omission to act in administering or performing their duties with respect to the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant's Account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased or sold for a Participant's Account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares. However, this provision does not affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

     Section 9.5. Records and Reports. The Administrator shall keep appropriate records concerning the Plan, Accounts of Participants, purchases and sales of Common Stock made under the Plan and Participants' addresses of record and shall send Statements of Account and confirmations to each Participant in accordance with the provisions of Section 6.6 hereof.

     Section 9.6. Selection of Independent Agent. Any Independent Agent serving in such capacity pursuant to the Plan shall be selected by the Board of Directors of the Corporation, and the Administrator and the Corporation, or either of them, shall, subject to the provisions of Section 3.3 hereof, make such arrangements and enter into such agreements with the Independent Agent in connection with the activities contemplated by the Plan as the Administrator and the Corporation, or either of them, deem reasonable and appropriate.

     Section 9.7. Source of Shares of Common Stock. The Corporation shall not change the source of shares of Common Stock purchased by Participants in the Plan (i.e., either (i) newly issued shares of Common Stock or (ii) shares of Common Stock purchased in the open market) more than one time in any 3-month period. Any such exercise of its right to change the source of shares must be based on a recorded determination by the Financial Committee of the Board of Directors or Chief Financial Officer that the Corporation's need to raise capital has changed, or there is another valid reason for such a change in the capital structure of the Corporation or of one if its major subsidiaries.

                                    ARTICLE X
                                  Plan Account

     Section 10.1. Creation of the Plan Account. The Corporation shall establish a non-interest bearing segregated account at a commercial bank organized under the laws of the United States or any state, which commercial bank must have assets in excess of $200,000,000.

     Section 10.2. Requirements of the Plan Account. The Plan account must be held for the benefit of the Participants, and cannot be subject to any liens, any creditor claims, or any other claims against the Corporation. Furthermore, the Plan account cannot be subject to bankruptcy proceedings if the Corporation files for bankruptcy under federal or state law. All Dividends, optional Investments and initial Investments shall be promptly transmitted (i.e, by the opening of business on the next business day if the funds are received before noon, and by noon of the next business day if the funds are received after noon) by the Administrator in that certain non-interest bearing account (together with all Dividends, optional Investments and initial Investments deposited therein from time to time).

                                   ARTICLE XI
                            Miscellaneous Provisions

     Section 11.1. Controlling Law. This Plan shall be construed, regulated and administered under the laws of the State of Texas.

     Section 11.2.  Acceptance of Terms and Conditions of Plan by  Participants.
Each Participant, by completing an Enrollment Form and as a condition of participation herein, for himself, his heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Corporation and the Administrator hereunder.